EXHIBIT 99.1

Integrated Environmental Technologies, Ltd. Reports

Third Quarter and Nine Months 2016 Financial Results

Little River, SC, – November 14, 2016 – Integrated Environmental Technologies, Ltd. (OTC QB: IEVM) (“IET” or the “Company”), a specialty chemical supplier providing EPA-approved, cost-effective, environmentally friendly cleaning and disinfecting solutions primarily to the oil and gas industry with additional opportunities in healthcare and food production, today reported financial results for the three and nine month periods ended September 30, 2016.

Key Third Quarter and Nine Months 2016 Highlights:

●	Third quarter and nine month revenue was $56,000 and $170,000, respectively, a reduction from the previous year periods as the Company slowly regains momentum following the adverse impact from the precipitous drop in oil prices from October 2015 through January 2016 that caused oil drillers to scale down operations;

●	Gross margin for the third quarter and the nine-month period was approximately 64% and 62%, respectively, roughly consistent with prior quarters despite modest revenue and start-up costs related to an additional 5th production facility opened during the third quarter;

●	The Company reduced monthly cash used in operating activities by approximately $42,000 to $149,000 during the first nine months of 2016 compared to the same period in 2015, a 22% decrease. During the third quarter of 2016, the loss from operations, adjusted for non-cash expenses, averaged approximately $125,000 per month, down from approximately $195,000 per month during the same period of the previous year;

●	Operating expenses totaled approximately $532,000 in the third quarter of 2016, a 25% decrease over the third quarter of 2015, and a 5% decrease over the second quarter of 2016;

●	In July 2016, the Company raised gross proceeds totaling $603,500 through the issuance of zero coupon secured convertible debentures with a face value of $670,577 to support business development initiatives and working capital.

“Early third quarter we received verbal confirmation of business expansion opportunities with several existing customers, signed Master Service Agreements with 2 large independent oil and gas producers, furthered discussions with several additional producers to sign similar engagements, and initiated sales through two regional distributors. In light of those developments, we anticipated that revenue growth in the third and fourth quarters, coupled with the funds raised in July, would carry the Company to breakeven in December. Unfortunately, our estimates were not correct. While IET does not appear to have lost any of the opportunities that led to the estimates, the timing was off. During the third quarter 2016 we serviced a total of 84 wells on the Excelyte® maintenance program – significantly less than were anticipated. Although we have now begun servicing additional wells in our pipeline, we are approximately 4 to 6 months behind expectations and the time-line to break-even is similarly delayed. Consequently, we are responding to the revised time-line by making adjustments for the endurance of the Company,” commented David LaVance, President, Chief Executive Officer and Chairman of the Board of IET.

Mr. LaVance continued, “IET produces a uniquely effective, highly cost-efficient product that addresses several very large multi-billion dollar industries. Now that the Company has persevered through a difficult market, scrutinized its costs and is in a revenue rebuilding phase, the Company needs industry-focused leadership to expedite this growth cycle. To allow for this new leadership, I have tendered my resignation as President and Chief Executive Officer of IET, effective November 15, 2016. I believe that IET is positioned to achieve the level of success for which its stockholders have patiently waited. We have worked hard to create products that are vital to the industries they serve, developed a business model that can generate recurring high margin revenue and secured Master Service Agreements with three large oil and gas producers. This is a foundation on which new leadership can build.”

Mr. LaVance concluded, “I thank the investors for their support over the last several years as the Company has transformed from an early stage development company into a commercialized business. I will continue on as Chairman of the Board and will be working in concert with my fellow board members to review our alternatives for the next generation of executive management and to evaluate strategic alternatives.”

IET reported revenue for the third quarter of 2016 of approximately $56,000 compared to $142,000 for the same period of the previous year and $79,000 in the second quarter of 2016. The year-over-year decrease in revenue was primarily the result of an $108,000 decrease in sales to two oil and gas customers who either reduced their well maintenance budgets and/or closed down low-producing wells at the end of 2015 in response to the collapse in oil prices. This was offset by a $32,000 increase in sales to an existing customer that expanded its use of Excelyte® well maintenance treatments to wells in two additional basins. The quarter-over-quarter revenue decline is due to a higher percentage of new wells initiated in the second quarter than in the third quarter. Generally, a new well is treated every week for the first month and then once a month thereafter as it enters the maintenance cycle.

In January 2016, as oil prices fell to a low of $26.01/barrel (Europe Brent Spot Price FOB), IET went from treating 186 wells at year end 2015 to treating just 38 wells in January 2016, delivering approximately 5,560 gallons of Excelyte® during that month. At the end of the second quarter of 2016, IET business rebounded to 74 wells under treatment, delivering a total of 45,820 gallons during the quarter. On September 30, 2016, those figures increased to 83 wells, delivering 37,470 gallons of Excelyte®, lower than the 130 wells the Company had projected to treat by the end of August 2016, which was based upon roll out schedules from its customers. The opportunity to treat those new wells remains, however, the timing has been significantly delayed due to various internal customer issues, including customer equipment problems, irregularities in newly drilled wells and industry consolidation interruptions. Accordingly, assuming that we can secure additional capital to fund operations, IET currently estimates that it will have 119 wells under treatment by year-end.

The Company reported a net loss of approximately $643,000 (less than $0.01 per basic share) for the third quarter of 2016. This compares to a net loss of approximately $628,000 for the third quarter of 2015 and a net loss of approximately $575,000 for the second quarter of 2016. IET incurred a loss from operations of approximately $496,000 for the third quarter of 2016 compared to a loss from operations of approximately $617,000 in the same period of 2015 and $507,000 in the second quarter of 2016.

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IET’s gross profit on revenue in the third quarter of 2016 was approximately $36,000, yielding a gross margin of 64%, during which the Company incurred start-up costs totaling approximately $7,000 for its operations at a new satellite facility in Sonora, Texas. This area in the southeast Permian Basin is located close to a distributor to which IET has begun to sell product, in order to serve additional smaller oil and gas operators that are not a direct focus for IET. It is estimated that this satellite production facility could achieve break-even operating results at 28 wells (approximately 5,600 gallons of fluid sold monthly) under the Excelyte® maintenance program. This compares to a gross profit of approximately $88,000 and gross margin of 62% for the third quarter of 2015 and gross profit of approximately $49,000 and a gross margin of 62% for the second quarter of 2016. IET targets gross margin in excess of 70% as it achieves optimal production levels at its five facilities.

Operating expenses for the third quarter of 2016 totaled approximately $532,000, a decrease of approximately $173,000 (25%) over the same period of 2015 and a decrease of approximately $25,000 (5%) compared to the second quarter of 2016. The substantial reduction in year-over-year operating expenses was primarily attributed to a 16% decrease in sales and marketing expenses due to a $49,000 decrease in employee payroll & benefits and a $9,000 decrease in travel, offset by a $14,000 increase in rent expense and maintenance expenses related to additional facilities, and a 35% decrease in general and administrative expenses as the Company reduced its costs with a $57,000 decrease in employee payroll and benefits, a $29,000 decrease in investor and public relations, a $39,000 reduction in travel and conference expenses as well as general office-related expenses. The 2016 quarter-over-quarter operating expenses continued to decrease across all key areas. Most notably, sales and management compensation were shifted towards an incentive basis that includes profitability growth targets. Subsequent to the end of the third quarter of 2016, IET further reduced costs by approximately $20,000 per month through an overhauling of the sales team.

Interest expense for the third quarter of 2016 totaled approximately $147,000, compared to approximately $11,000 incurred in the same period of 2015 and approximately $68,000 incurred in the second quarter of 2016. The year-over-year increase of $135,000 in interest expense, $105,000 of which was accreted interest, was due, in part, to the issuance of 12% two-year convertible debentures with a face value of approximately $997,000 in November and December 2015. In addition, affecting both the year-over-year and quarter-over-quarter comparisons, in July 2016 the Company issued 10% one-year secured convertible debentures (zero coupon) convertible at $0.01 per share with a face amount of $670,557. In connection with the issuance of these debentures, the Company issued warrants to purchase approximately 67.1 million shares of its common stock at $0.01 per share, consistent with the pricing of the convertible debentures.

For the nine months ended September 30, 2016, the Company reported revenue of approximately $170,000 compared to revenue of approximately $449,000 for the same period in 2015. The 62% decrease in revenue was primarily the result of a decrease in Excelyte® sales of $334,000 to two oil and gas customers who either reduced their well maintenance budgets and/or closed down low-producing wells, offset by an $88,000 increase in sales to an existing customer that has expanded Excelyte® well maintenance treatments into two additional basins. The Company’s gross margin for the nine months ended September 30, 2016 was 62% compared to 64% for the prior nine month period. The slight reduction in gross margin was due to the lower levels of revenue and the start-up costs associated with two new production facilities during the first and third quarters of 2016.

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The Company reduced its selling, general and administrative (SG&A) expenses by approximately $706,000 or 30% to $1.7 million during the nine-months ended September 30, 2016 compared to the same period in 2015. The decrease in expenses is primarily the result of a reduction in employee payroll, benefits and directors’ compensation, including stock-based compensation, by approximately $386,000; a decrease in public relations and stockholder related expenses by approximately $200,000; and a reduction in office, corporate travel and conference expenses by approximately $105,000. These expense reductions were partially offset by an increase in rent and maintenance expenses of approximately $14,000 related to the opening of additional facilities. During the nine-months ended September 30, 2016, the Company’s research and development expenses decreased by approximately 39% to $141,000 primarily due to an approximately $56,000 decrease in stock-based compensation expense for employees and an approximately $29,000 decrease in laboratory testing fees.

Interest expense during the first nine months of 2016 increased by $248,000 to approximately $282,000 (of which accreted interest totaled $159,000) compared to the same period of 2015 due to the additional debt incurred by IET during the fourth quarter of 2015 and third quarter of 2016. IET reported a net loss for the nine months ended September 30, 2016 of $2.0 million or $0.01 per basic share compared to a net loss of $2.4 million or $0.01 per basic share for the same period in 2015.

At September 30, 2016, the Company reported cash and cash equivalents of approximately $229,000, accounts receivable of approximately $27,000 and inventory of approximately $125,000. At September 30, 2016, long-term debt totaled approximately $1.3 million, net of discount, and short-term debt totaled approximately $427,000.

On September 30, 2016, IET had approximately 320.6 million shares of common stock issued, consistent with the prior second quarter 2016. The Company’s fully diluted share count (inclusive of all options, warrants and convertible debt) increased by approximately 136.2 million to 508.2 million shares during the third quarter of 2016 reflecting predominately the issuance of the July 2016 convertible debentures which may be converted into approximately 67.1 million shares of common stock as well as the issuance of associated warrants, exercisable at $0.01 per share, to purchase approximately 67.1 million shares of common stock. As of September 30, 2016, the Company had federal and state tax loss carry forwards of approximately $25.0 million, which expire 2021 through 2035.

Conference Call: Given the Company’s immediate focus on evaluating strategic alternatives as well as the next generation of executive leadership, a quarterly conference call will not be held at this time.

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About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd. is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc. All of the Company’s products and services are marketed and sold under the umbrella brand name EcoTreatments™. The Company markets and sells its anolyte disinfecting solution under the Excelyte® brand name, which is produced by the Company’s proprietary EcaFlo® equipment that utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting. Excelyte® solutions are EPA-registered, non-porous, hard-surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling. The Company’s EcaFlo® equipment also produces an industrial-grade surfactant that the Company markets under the Catholyte Zero™ brand name. Catholyte Zero™ solutions are environmentally friendly cleansers and degreasers for oil and gas, janitorial, sanitation and food processing uses. To learn more, visit www.ecotreatments.com.

Company Contact:	Investor Contact:

Tom Gifford	Yvonne L. Zappulla
Executive Vice President & CFO	Managing Director
Integrated Environmental Technologies, Ltd.	Grannus Financial Advisors, Inc.
732-820-1415	212-681-4108
tgifford@ietltd.net	yvonne@grannusfinancial.com

Statements about the Company’s future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the Company may participate; competition within the Company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the Company to successfully develop or acquire products and form new business relationships. Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.

*** Financial Statements Follow ***

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Integrated Environmental Technologies, Ltd.

Consolidated Condensed Balance Sheets

(Unaudited)

	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash	$229,144	$838,107
Accounts receivable, net	26,575	36,223
Prepaid expenses and other	65,452	14,948
Inventory	124,942	103,220
Total current assets	446,113	992,498

Property and equipment, net	204,198	245,621
Total assets	$650,311	$1,238,119

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$540,568	$209,774
Accrued expenses	339,146	199,893
Customer deposits	2,000	2,000
Convertible debentures	411,035	501,125
Notes payable	15,935	—
Total current liabilities	1,308,684	912,792

Convertible debentures	1,346,236	788,501
Total liabilities	2,654,920	1,701,293

Commitments and contingencies
Stockholders’ deficiency:
Common stock, $.001 par value; 600,000,000 shares authorized; 320,571,243 and 311,404,576 shares, respectively, issued and outstanding	320,571	311,405
Additional paid-in capital	24,441,941	24,005,008
Accumulated deficit	(26,767,121)	(24,779,587)
Total stockholders’ deficiency	(2,004,609)	(463,174)
Total liabilities and stockholders’ deficiency	$650,311	$1,238,119

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Integrated Environmental Technologies, Ltd.

Consolidated Condensed Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenues:
Sales	$50,430	$135,665	$151,567	$431,287
Leasing and licensing fees	6,000	6,000	18,000	18,000
	56,430	141,665	169,567	449,287
Cost of sales	20,350	53,719	65,025	162,559

Gross profit	36,080	87,946	104,542	286,728

Operating expenses:
General and administrative	238,573	368,332	751,179	1,402,327
Sales and marketing	253,002	299,516	917,422	972,035
Research and development	40,041	37,200	141,249	230,379
	531,616	705,048	1,809,850	2,604,741

Loss from operations	(495,536)	(617,102)	(1,705,308)	(2,318,013)

Other income (expense):
Interest income	47	136	142	526
Interest expense	(147,152)	(11,451)	(282,368)	(33,585)
Total other income (expense)	(147,105)	(11,315)	(282,226)	(33,059)

Net loss	$(642,641)	$(628,417)	$(1,987,534)	$(2,351,072)

Net loss per share, basic and diluted	$(0.00)	$(0.00)	$(0.01)	$(0.01)

Weighted average shares outstanding, basic and diluted	320,571,243	304,164,263	316,891,194	295,931,399

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